Exhibit 5.1
Nelson Mullins Riley & Scarborough LLP Attorneys and Counselors at Law 104 South Main Street / Ninth Floor / Greenville, South Carolina 29601 Tel: 864.250.2300 Fax: 864.232.2925 www.nelsonmullins.com

March 25, 2008
First National Bancshares, Inc.
215 N. Pine Street
Spartanburg, SC 29302

Re: Registration Statement on Form S-4MEF

Ladies and Gentlemen:

We have acted as counsel to First National Bancshares, Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-4MEF (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) on or about March 25, 2008, relating to the registration of up to 14,242 shares, par value $0.01 per share (the “Shares”), of the Company’s common stock. This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Act.

We have examined corporate records, certificates of public officials, and other documents and records as we have deemed necessary for the purposes of the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the genuineness and conformity to original documents of documents submitted to us as certified or photostatic copies.

Based on the foregoing, we are of the opinion that, subject to compliance with the pertinent provisions of the Act and the Securities Exchange Act of 1934 and compliance with the applicable provisions of the securities or “blue sky” laws of the various states, when the issuance of the Shares has been duly registered and the Shares have been duly issued in accordance with the terms of the Registration Statement, the Shares will be duly and validly issued, fully paid, and nonassessable.

We are members of the Bar of the State of South Carolina. In expressing the opinion set forth above, we are not passing on the laws of any jurisdiction other than the laws of the State of South Carolina and the Federal law of the United States of America.

This opinion is being rendered to be effective as of the effective date of the Registration Statement. We hereby consent to the reference to our firm in the Registration Statement under the heading “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. The consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Very truly yours,

NELSON MULLINS RILEY & SCARBOROUGH LLP

By:/s/ Neil E. Grayson , a Partner